EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:	Jennifer Schmidt
Phone:	949.333.1721
Email:	jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES COOPER CREEK VILLAGE

Purchase Marks REIT’s Second Louisville, Kentucky-Area Apartment Community

IRVINE, Calif., Aug. 29, 2011 – Steadfast Income REIT, Inc. (“Steadfast”) announced today the $10.42 million acquisition of Cooper Creek Village Apartments & Townhomes, a 123-unit complex in Louisville, KY, marking the REIT’s second Louisville-area property. In May 2011, Steadfast acquired Arbor Pointe in the Jeffersontown area of the city.

“Cooper Creek is a stabilized multifamily community that presented us with an attractive opportunity to increase our presence in the Louisville metro area,” said Rodney F. Emery, CEO and president of Steadfast Income REIT. “We think this asset is consistent with our focus on acquiring established apartments in locations that present strong opportunity for rent growth and value appreciation.”

Built in 1997, Cooper Creek is currently 88 percent occupied and consists of one- and two-bedroom apartments, plus two- and three-bedroom townhomes. The spacious units average 1,300 square feet with many units offering walk-in closets, full-size washer and dryer connections, fireplaces, finished basements and 9-foot ceilings. Additionally, on-site amenities include a clubhouse, fitness center, business service center, swimming pool and laundry facility.

The property’s central location provides easy access to the greater metropolitan Louisville area, the Louisville International Airport and Fort Knox, a nearby U.S. Army post which is expected to add approximately 8,000 new jobs in 2012. Further, Ford Motor Company is accepting applications to hire 1,800 new workers at its Louisville Assembly Plant, which is four miles from Cooper Creek.

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to use the proceeds from its ongoing public offering of up to $1.65 billion of common stock to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.

Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Steadfast Income REIT, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY OFFER OR SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. AN OFFER OF SECURITIES IS MADE ONLY BY A PROSPECTUS. FOR A COPY OF THE PROSPECTUS, PLEASE CONTACT YOUR INVESTMENT PROFESSIONAL OR STEADFAST CAPITAL MARKETS GROUP AT 877.525.SCMG (7264).

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